Exhibit 4.22

Registration Rights Agreement Amendment

Reference is made to the Registration Rights Agreement between KKR & Co. L.P. and the persons listed on the signature page thereto, dated November 2, 2015 (the “Registration Rights Agreement”).

In connection with the exercise by MW Group (GP) Ltd (the “General Partner”) on October 5, 2017 of the First Put Option (as defined in and contemplated by that certain put and call option agreement, dated September 9, 2015, among Kappa Holdings Limited (the “Buyer”), KKR Fund Holdings L.P., the General Partner and the persons listed on Schedule 1 thereto (the “Put/Call Option Agreement”)), the parties hereto agree that section 2.1 of the Registration Rights Agreement shall not apply with respect to the Put/Call Registrable Securities (as defined in the Registration Rights Agreement) to be issued in connection with the General Partner’s exercise of the First Put Option.

This amendment is limited to the matters expressly set forth herein, and except as expressly set forth herein, the provisions of the Registration Rights Agreement remain in full force and effect.  The provisions of sections 3.2 through 3.9 and 3.12 through 3.13 (inclusive) of the Registration Rights Agreement are incorporated herein mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this amendment to be executed as of _____30 November_____ 2017.

KKR & CO. L.P.

By: KKR Management LLC, its general partner

By:	/s/ William Janetschek
Name:	Williaam Janetschek
Title:	Chief Financial Officer

IAN WACE (solely in his role as Covered Persons Representative under the Registration Rights Agreement)

/s/ Ian Wace

[Registration Rights Amendment Signature Page]